Certain identified information has been excluded from the exhibit because it is both not material and is the type that the registrant treats as private or confidential.
AMENDMENT NO. 5
TO ETHANOL PURCHASE AND SALE AGREEMENT
BETWEEN CARDINAL ETHANOL, LLC AND MUREX N.A., LTD.
DATED DECEMBER 18, 2006

THIS AMENDMENT NO. 5 TO the ETHANOL PURCHASE AND SALE AGREEMENT (“Amendment No. 5”) is made and entered into as of this 26th day of April, 2024 (the “Signing Date”) by and between Murex LLC, a Texas limited liability company (“Murex”), (successor in interest to Murex N.A., Ltd.), located at 7160 North Dallas Parkway, Suite 300, Plano, Texas 75024, and Cardinal Ethanol, LLC, an Indiana limited liability company (“Cardinal”), located at 1554 N. 600 E., Union City, IN 47390.

WITNESSETH:

WHEREAS, Murex and Cardinal entered into that certain Ethanol Purchase and Sale Agreement on December 18, 2006 (the “Agreement”); and

WHEREAS, Murex and Cardinal entered Amendment 1 to the Agreement on July 6, 2009; and

WHEREAS, Murex and Cardinal entered Amendment 2 to the Agreement on November 22, 2011; and

WHEREAS, Murex and Cardinal entered Amendment 3 to the Agreement on July 27, 2018; and

WHEREAS, Murex and Cardinal entered Amendment 4 to the Agreement on September 7, 2022; and

WHEREAS, Murex and Cardinal desire to amend certain provisions of said Agreement.

NOW, THEREFORE, in consideration of the premises and mutual covenants and agreements contained herein, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties agree as follows:

ARTICLE I

Section 1.01 Amendment to Section 3.1 Initial Term; Renewal. Effective as of the Effective Date, Section 3.1 of the Agreement is amended to read as follows:

Section 3.1. Initial Term; Renewal. The initial term of the Agreement shall be for an eleven (11) year period (the “Initial Term”), beginning on November 18, 2008, the Date of First Delivery. The Initial Term shall be followed by a renewal term (the “Renewal Term”) of slightly more than two years (ending November 30, 2022). The Renewal Term shall be followed by a second renewal term (the “Second Renewal Term”) of slightly more than [***] years (ending [***]), and a third renewal term (the “Third Renewal Term”) of [***] years ending [***]. The Third Renewal Term shall be followed by renewal terms (the "Renewal Terms") of one (1) year that renew automatically unless notice is given by either party at least ninety (90) days prior to the end of the current term.

Section 1.02 Amendment of Section 8.3 Tank Cars. Effective as of the Effective Date, Section 8.3 of the Agreement is amended to read as follows:

Section 8.3 Tank Cars. Section 8.3 Tank Cars. Buyer will be responsible for providing a minimum of one hundred eighty (180) Tank Cars needed for rail transportation and will manage Seller’s Tank Car fleet. Buyer will lease 1232 Tank Cars to Seller at [***] per Tank Car per month. Buyer will lease 117R Tank Cars to Seller at [***] per Tank Car per month. Effective January 1, 2025, Murex will provide at Cardinal’s request DOT 117R Tank Cars for [***] per Tank Car per month.

These amounts will be billed by Buyer to Seller on or before the first (1st) day of the month for the previous month, and Seller will pay Buyer no later than the [***] day of each month for Tank Car leases. Buyer and Seller will develop a plan and work together to satisfy Seller’s Tank Car needs.

IN WITNESS WHEREOF, the parties hereto have executed this Agreement to be effective as of the Effective Date.

BUYER:

MUREX LLC
a Texas limited liability company

By:     /s/ Robert C. Wright
Robert C. Wright
President

SELLER:

CARDINAL ETHANOL, LLC
an Indiana limited liability company

By:     /s/ Jeffrey L. Painter
Name: Jeffrey L. Painter
Title: CEO & President